Exhibit 10.7

Long Term Incentive Award Agreement

Terms and Conditions

Effective as from July 31, 2017

1.	SCOPE OF THIS AWARD AGREEMENT

The Units awarded under this Award Agreement entitle the Participant receiving such Units to receive Constellium Shares or a cash equivalent, subject to the terms and conditions of the 2013 Constellium Equity Incentive Plan, this Award Agreement and any additional terms specified in the Award Letter relating to such Units. In particular, the vesting of the Restricted Stock Units and the delivery of Shares to the Participants is subject to the satisfaction of the Continued Service Condition. The vesting of the Performance Share Units and the delivery of Shares to the Participants is in addition subject to the level of achievement of the Performance Condition.

The Company’s shareholders have authorized the issuance of up to 7,292,291 Shares under the 2013 Constellium Equity Incentive Plan (pursuant to corporate decisions taken on May 16, 2013 and June 11, 2014). This Award Agreement has been adopted by the Board of Directors under the 2013 plan pursuant to such authorization.

2.	DEFINITIONS

The terms and conditions set forth in the Constellium N.V. 2013 Equity Incentive Plan are incorporated by reference. Terms used herein shall have the meaning ascribed thereto in such Plan unless otherwise defined herein.

Award Agreement: This Long Term Incentive Award Agreement of the Company, as amended and restated from time to time.

Award Letter: A letter provided by the Company to the Participant in respect of each Grant, specifying the number of Restricted Stock Units and/or Performance Share Units granted, the Grant Date, the Index or Indices (if applicable), the Vesting Period and/or Performance Period (if applicable), the Vesting Date and any other terms and conditions applicable. Award Letters will be in substantially the form attached, subject to such modifications and additional provisions decided by the Board or the Committee in its discretion.

Base Amount: For each Unit, one Share, unless otherwise specified in the Award Agreement.

Board: The Board of Directors of the Company or, if delegated by the Board, the Human Resources and Remuneration Committee of the Board, any successor committee thereto, or any other committee appointed from time to time by the Board to administer awards under this Award Agreement.

Change in Control: Change in Control has the meaning defined in Section 10(b) of the Plan, except that for purposes of this Award Agreement to the extent permitted by applicable law:

(i)    the 50% threshold in Section 10(b)(i) shall be replaced by 35%,

(ii)    the 50% threshold in Section 10(b)(iii)(A) shall be replaced by 65%,

(iii)    the 50% threshold in Section 10(b)(iii)(B) shall be replaced by 35%, and

(iv)    the majority threshold in Section 10(b)(iii)(C) shall be replaced by 65%.

and a new Section 10(b)(v) shall be added:

(v)    any Person with beneficial ownership of 5% or more of either the Outstanding Company Shares or Outstanding Company Voting Securities shall have nominated for election by the Company’s stockholders (without the approval of at least a majority of the Incumbent Board), directors representing 35% or more of the Board and such persons shall have been elected.

Company: Constellium N.V. or any successor thereto.

Constellium Group: The Company together with the companies in which the Company holds directly or indirectly more the 50% of the outstanding shares and which are included in the consolidated financial statements of the Company. References to the Constellium Group shall be to all such companies or any one or group of them, as the context requires.

Continued Service Condition: The condition referred to in Section 5 of this Award Agreement.

Delivery Date: A day that is both a trading day on the New York Stock Exchange and a banking day in the city in which the Company has its headquarters, falling as soon as practicable after the Vesting Date, as determined by the Company.

Grant: The issuance of Units to a Participant in accordance with this Award Agreement.

Grant Date: The date on which a Grant of Units is made by the relevant corporate body of Constellium. The Grant Date applicable to each Unit will be specified in the Award Letter.

Index or Indices: The Index or Indices will be specified in the Award Letter.

Participant: Employee of the Constellium Group who has received a Grant of Units under this Award Agreement.

Performance Condition: Such performance condition or conditions as shall be specified in the Award Letter.

Performance Period: The period over which the Performance Condition shall be measured. For each Performance Share Unit, this period will be specified in the Award Letter. The period will be of three years, unless otherwise specified in the Award Letter.

Performance Share Unit (PSU): Each PSU shall be a “Performance Unit” within the meaning of Section 8 of the Plan and represents a conditional right to receive a certain number of Shares or, at the Company’s election, their cash equivalent upon settlement, subject to the fulfilment of the Performance Condition, the Continued Service Condition and the other terms and conditions of this Award Agreement.

Permanent Disability: (i) For Participants covered by the long term disability plan of the Constellium Group, disability as defined in such plan, (ii) for French-resident Participants, a disability falling within the second and third categories of article L.341-4 of the French Social Security Code and, (iii) for all other Participants, a physical or mental condition of the Participant resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing the Participant’s usual or customary employment with the Participant’s employer for a period of not less than six consecutive months, as determined by the Board in its discretion. Notwithstanding the foregoing, for U.S. taxpayers, such occurrence must also constitute a disability within the meaning of Section 409A of the Internal Revenue Code.

Plan: The Constellium N.V. 2013 Equity Incentive Plan, as amended and restated from time to time.

Restricted Stock Unit (RSU): Each RSU shall be a “Restricted Stock Unit” within the meaning of Section 7 of the Plan and represents a conditional right to receive a certain number of Shares or, at the Company’s election, their cash equivalent upon settlement, subject to the fulfilment of the Continued Service Condition and the other terms and conditions of this Award Agreement.

Retirement: Defined by the Participant’s employer in accordance with applicable local law or, in the absence of such law, under the conditions provided for in the employer’s retirement or early retirement plan, or in the absence of such a plan, at the minimum age of 65 (to the extent permitted by law).

Total Shareholder Return or TSR: With respect to any share or Index, the variation in stock price of such share or the value of such Index, as the case may be, measured by comparing the price or value at the beginning of the relevant Performance Period with the price or value at the end of such period plus, in the case of a share, dividends and distributions paid, declared or made in respect of such share during the Performance Period, which shall be deemed to have been reinvested, expressed as a percentage return, in each case expressed as a percentage of the beginning point. TSR will be measured as of the first and last day of the relevant Performance Period, by reference to the closing price of the relevant share or index on the 20 trading days up to and including such day.

Units: PSUs and RSUs.

Vesting Date: The Vesting Date of each Unit will be the third anniversary of the Grant Date, unless otherwise specified in the Award Letter. On the Vesting Date, Participants become entitled to the delivery of Shares under the Award Agreement, subject to the satisfaction of the Continued Service Condition and, in respect of the PSUs, the Performance Condition.

Vesting Period: The period from the Grant Date through and including the Vesting Date. The period will be of three years, unless otherwise specified in the Award Letter.

3.	GRANT OF UNITS

Grants of Units will be made by decision of the Board or, to the extent permitted by applicable law, by the Committee acting under the authority granted to it under Section 2 of the Plan.

An Award Letter will be entered into with each Participant setting forth the specific terms and conditions of his or her Grant.

As a precondition for a valid Grant, the Participant must be employed by a company of the Constellium Group on the Grant Date.

The Participant will be required to accept the terms and conditions of the Grant and to provide such information as may be required by the Company and its service providers for the administration of the Grant.

4.	VESTING OF UNITS

The level of vesting of the Units and the resulting Share entitlement shall be determined on the Vesting Date subject to the achievement of the Continued Service Condition as set forth under Section 5 below and, in respect of the PSUs, based on the level of achievement of the Performance Condition as set forth under Section 6 below.

To the extent that vesting is achieved under these conditions, the Participant will be entitled to receive Shares in the numbers determined according to such conditions.

To the extent that vesting is not achieved or is partially achieved on the Vesting Date, any unvested Units or portions of Units shall immediately lapse without further notice, entitlement or right of indemnity.

Prior to the Delivery Date, the Participant does not have any legal ownership or any other rights relating to the Shares. The Participant shall not be entitled to any dividend or have any voting rights or any other rights as a shareholder to the Shares until and unless the Shares have been transferred to the Participant.

5.	CONTINUED SERVICE CONDITION

As a condition to the vesting of the Units, the Participant must remain an active employee of the Constellium Group from the Grant Date through the Vesting Date, without interruption, unless one of the exceptions listed below shall apply. Any interruption in the Participant’s employment with the Constellium Group that does not result from such an exception shall result in the immediate termination of any Units of such Participant that have not previously vested without further notice, entitlement or right of indemnity.

The Continued Service Condition shall not be deemed to be breached if the Participant’s termination of employment within the Constellium Group results from one of the following exceptional events:

(a)	Permanent Disability, the Participant retains the right to settlement and the original Vesting Date and conditions will continue to apply;

(b)	Death of the Participant, in which case outstanding Units will be settled at the Base Amount as soon as practicable after the date of death, constituting full and final settlement of such Units;

(c)	Retirement, the Participant retains the right to settlement and the original Vesting Date and conditions will continue to apply, and the number of Shares to be delivered will be prorated by multiplying (i) the number of Shares the Participant would otherwise have received for the Vesting Period by (ii) a fraction, the numerator of which is the number of full months in the period that begins with the month that contains the Grant Date and ends with (and includes) the month in which the Participant’s employment with the Constellium Group terminates due to the Participant’s Retirement, and the denominator of which is the total number of full months in the period that begins with the month that contains the Grant Date and ends with the month that contains the Vesting Date.

If the Participant’s last day of employment with the Constellium Group occurs before the last day of the Vesting Period for any reason other than those mentioned above, then, unless the Board determines otherwise in its sole discretion, any Units of such Participant that have not previously vested shall be immediately cancelled without further notice, entitlement or right of indemnity.

6.	PERFORMANCE CONDITION

The vesting of the PSUs and the delivery of the related Shares shall be subject to the level of achievement of the Performance Condition in respect of the relevant Performance Period, as specified in the Award Letter.

7.	MEASUREMENT AND CALCULATION OF ACHIEVEMENT

The measurement of the achievement of the Performance Condition shall be made after the end of the relevant Performance Period. The number of Performance Shares to be settled as Shares or the equivalent amount of cash shall be calculated by the Company based on this measurement.

The Company shall carry out the measurement and calculation in its discretion.

The Board may in its discretion decide to amend the targets initially set and/or the composition of the list of companies referred to if it reasonably believes that changes in the business of the Company and/or any of the listed companies have had an adverse effect on their comparability for purposes of measuring the Company’s relative performance. Such changes may include a change in accounting method, a change in scope of consolidation following a merger, sale, acquisition, or the creation of a material new business entity or the discontinuation of an existing material business entity, or any other changes in circumstances that it shall deem material and pertinent.

The calculation of the number of Shares to be settled shall not result in fractional Shares. The number of Shares shall be rounded to the nearest whole Share.

8.	SETTLEMENT

Following the Vesting Date, the Company will complete the settlement by transferring the applicable number of Shares or, in its discretion, their cash equivalent to the Participant’s brokerage or other bank account, as applicable on the Delivery Date. Completion of settlement is dependent on the Participant’s compliance with the terms and conditions of the Plan, this Award Agreement and the relevant Award Letter and providing all necessary instructions and actions to enable the Company to facilitate the settlement. If the Participant has not performed all necessary actions to enable the Company to complete the settlement, the Company may, in its sole discretion, sell the Shares on behalf of the Participant and remit the proceeds to the Participant.

The Company may, in its sole discretion, use one or more of the following instruments to settle Units: newly issued Shares, treasury Shares held by the Company, Shares purchased from the open market, or, in lieu of Shares, cash (without adjustment for change in tax or social treatment).

The Participants shall not be entitled to any dividend or have any voting rights or any other shareholder rights until and unless the Shares have been transferred to the Participant.

On each Delivery Date, the Company shall pay to the Participant a cash amount equal to the product of (x) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the Units were adjusted pursuant to Section 3(c) of the Plan or Section 13(a) below), if any, paid on a Share from the Grant Date to such Delivery Date and (y) the number of Shares delivered to the Participant on such Delivery Date (including for this purpose any Shares that would have been delivered on such Delivery Date but for being withheld to satisfy tax withholding obligations).

9.	NO EFFECT ON TERMS OF EMPLOYMENT

The Grant or settlement of Units and/or Shares does not constitute a term or a condition of the Participant’s employment with any company of the Constellium Group under applicable local laws and the rights and obligations arising from a Participant’s employment with the Group are separate from, and are not affected by, the Participant’s participation in the Award Agreement. The Units, the Shares or their cash equivalent under the Award Agreement do not form a part of the Participant’s salary or benefit of any kind.

The Grant or settlement of Units and/or Shares does not create any right for that Participant to be offered participation in the Award Agreement in the future or to be granted any additional Units or Shares on any particular terms or in any particular amounts.

By Participating in the Award Agreement, a Participant waives all rights to compensation for any loss in relation to the Award Agreement, including:

(i)	any loss or reduction of any rights or expectations under the Award Agreement in any circumstances or for any reason;

(ii)	any exercise of a discretion or a decision taken in relation to any Units or Shares, and/or to the Award Agreement, or any failure to exercise a discretion or take a decision; and

(iii)	the operation, suspension, termination or amendment of the Award Agreement.

10.	TAXES AND OTHER OBLIGATIONS

The Participant is responsible for paying all personal taxes and personal social security charges associated with the Units and the Shares delivered upon settlement. This includes responsibility for any and all personal tax liabilities in multiple countries, if the Participant has resided in more than one country during the Performance Period and/or Vesting Period. Participants are advised to consult their own financial and tax advisers (at their own expense) before accepting the Grant in order to verify their tax position.

Units and Shares before delivery must not be used as security for any liability, be transferred or otherwise disposed of (except in the event of the Participant’s death, to his personal representatives) and will lapse immediately on any attempt to do so.

Pursuant to applicable laws, the Constellium Group is or may be required or may deem it appropriate to withhold taxes, social security charges or fulfil employment related and other obligations upon Grant, vesting or settlement of Shares, or payment of any cash-equivalent, or when the Shares are disposed of by a Participant. The Constellium Group shall have the right to determine how such collection, withholding or other measures will be arranged or carried out, including but not limited to salary withholding, a settlement of a net amount remaining after the completion of such measures or a sale of the Shares on behalf of a Participant for the completion of such measures.

11.	BREACH OF THESE TERMS AND CONDITIONS

The Participant shall comply with the terms and conditions set forth in this Award Agreement and in the Award Letter, as well as any administrative instructions given by the Company regarding the Award Agreement from time to time. If the Participant breaches the terms and conditions set forth in this Award Agreement and/or in the Award Letter and/or any administrative instructions given by the Company, the Company may in its discretion, at any time prior to the Delivery Date, rescind the Grant of Units.

12.	AMENDMENTS

Amendments of this Award Agreement and of any Grant made hereunder shall be governed by Section 12 of the Constellium 2013 Equity Incentive Plan.

13.	RIGHTS OF PARTICIPANTS IN CORPORATE EVENTS

(a)	The Board may in its discretion choose to adjust the number of Shares underlying each Unit in accordance with applicable law in the event that it shall deem such adjustment to be necessary and equitable to protect the interests of the Participants following certain corporate transactions affecting the share capital of the Company. These events may include (i) capital reduction, (ii) modification of the means of sharing of profits, (iii) grants of free shares to all existing holders, (iv) a capital increase by incorporation of reserves, profits or issuance premiums, (v) distribution of reserves and (vi) any issuance of capital securities or financial instruments that give right to allocation of capital securities with preferential subscription rights reserved to shareholders. For the avoidance of doubt, the Company’s decision to cancel existing shares held by the Company, to grant stock or stock options to employees or to issue shares to selected investors prior to the settlement of the Units will not give rise to such adjustments.

(b)	Should the Company, during the Vesting Period, resolve to merge with another existing company or merge with a company to be formed, or should the Company resolve to be demerged, the Board may determine, in its sole discretion, whether the Units may be settled prior to the merger or demerger (i) at the Base Amount or (ii) for the PSUs, if the occurrence is after the end of the Performance Period, the number of Shares actually determined based on the level of achievement of the Performance Condition. Any settlement will be within such period as resolved by the Board. The Board may determine, in its sole discretion, whether the Units should be converted into similar equity rights issued by the other company. In such circumstances, the Board shall determine the terms and the period applicable to the vesting of such new rights.

(c)	This Award Agreement and the Grants made hereunder shall not in any way infringe or limit the ability of the Company to register as a European Company (Societas Europaea),

to register in or transfer to another member state in the European Economic Area or, after registration as a European Company to register a transfer of its domicile into another member state. Such registration or transfer shall not have any impact on the rights and obligations of the Participants under this Award Agreement and in respect of any Grant, except to the extent resulting from a change in applicable law and/or as decided by the Board in its sole discretion.

(d)	In the event of a Change in Control occurring before the Vesting Date:

(i)	the date of such occurrence will become the Vesting Date of any then outstanding Units,

(ii)	any RSUs that have not previously lapsed will fully vest at the Base Amount upon such occurrence,

(iii)	any PSUs that have not previously lapsed will vest at the higher of (I) the Base Amount and (II) the amount determined on the basis of the actual TSR, measured for such purposes as of the date of occurrence of such Change in Control which, for such purposes, will become the last day of the Performance Period, and

(iv)	to the extent permitted by applicable law, the Delivery Date of the Units that have vested in accordance with the foregoing will be accelerated to occur on or as soon as practicable after the occurrence of the Change in Control, provided that (A) for French-resident Participants and for Grants that are subject to Article L. 225-197-1 of the French Commercial Code the Board may choose to defer the Delivery Date until the earliest date permitted under such Article, and/or to impose a mandatory holding period for any duration required under such Article and (B) for Participants who are U.S. taxpayers the originally scheduled Delivery Date will be maintained unless (x) a Change of Control occurs at the 50% threshold originally provided in Section 10(b) of the Plan or (y) the Board determines that the acceleration of the Delivery Date provided for above would be permissible under Section 409A of the Code and would not result in the imposition of any additional tax, penalty or surcharge on Participants under such Section. For the avoidance of doubt, any limitation on the acceleration of delivery resulting from the foregoing clauses (A) or (B) shall have no effect on the acceleration of vesting provided for under clauses (i), (ii) and (iii) above.

(e)	In the event of a Disaffiliation (as defined in Section 1 of the Plan) of a Subsidiary occurring before the Vesting Date, with respect to the Participants who are employees of the disaffiliated Subsidiary at the time of such occurrence:

(i)	the date of such occurrence will become the Vesting Date of any then outstanding Units,

(ii)	any RSUs that have not previously lapsed will fully vest at the Base Amount upon such occurrence,

(iii)	any PSUs that have not previously lapsed will vest at the higher of (I) the Base Amount and (II) the amount determined on the basis of the actual TSR, measured for such purposes as of the date of occurrence of such Disaffiliation which, for such purposes, will become the last day of the Performance Period, and

(iv)	to the extent permitted by applicable law, the Delivery Date of the Units that have vested in accordance with the foregoing will be accelerated to occur on or as soon as practicable after the occurrence of the Disaffiliation, provided that for French-resident Participants and for Grants that are subject to Article L. 225-197-1 of the French Commercial Code the Board may choose to defer the Delivery Date until the earliest date permitted under such Article, and/or to impose a mandatory holding period for any duration required under such Article.

(f)	In any situation described above providing for the delivery of Shares, the Board may in its discretion choose to cause shares from other sources to be delivered or shall cause the Company to pay an equivalent value in cash (without adjustment for change in tax or social treatment). The amount to be paid out would be determined based on the number of Shares to be delivered to Participants concerned, valued on a given date or according to an average of share prices calculated over the course of a period preceding the payment date retained by the Board.

14.	GOVERNING LAW AND INTERPRETATION

With respect to each Unit granted, this Award Agreement and the relevant Award Agreements are governed by the corporate law applicable to the Company on the Grant Date of such Unit. To the extent that any discretionary action or interpretation of this Award Agreement and any Award Letter is taken or made by the Company or the Board, such action or interpretation shall be taken or made in good faith after consideration of the best interests of the affected Participants.

For Participants who are U.S. taxpayers, it is intended that the Grants meet the requirements of Section 409A of the Internal Revenue Code and shall be interpreted accordingly. The Participants recognize that it may be necessary to modify this Award Agreement to reflect guidance under Section 409A of the Code issued by the Internal Revenue Service. The Participant agrees that the Company shall have sole discretion in determining (i) whether any such modification is desirable or appropriate and (ii) the terms of any such modification.

For Participants who are French taxpayers, it is intended that the Grants meet the requirements of Article L225-197-1 et seq of the French Commercial Code and related tax and social regulations and shall be interpreted accordingly. The Participants recognize that it may be necessary to modify this Award Agreement to reflect guidance under such provision issued by the French tax and social administration. The Participant agrees that the Company shall have sole discretion in determining (i) whether any such modification is desirable or appropriate and (ii) the terms of any such modification.

15.	PROCESSING OF PERSONAL DATA

Constellium Group has the right to transfer globally within Constellium Group and/or to an agent of Constellium Group any of the personal data required for the administration of the Award Agreement and the settlement of the Performance Shares. The personal data may be administered and processed by Constellium Group or its authorized agent in the future. The

Participant is entitled to request access to data referring to the Participant’s person, held by Constellium Group or its agent and to request amendment or deletion of such data in accordance with applicable laws, statutes or regulations. In order to exercise these rights, the Participant must contact Constellium.